EXHIBIT 99.1

1606 Corp. Establishes Pricing Model for ChatCBDW to Begin Commercialization

SEATTLE, WA -- November 16, 2023 -- PR news wire -- 1606 Corp. (the “Company” or “1606”) (OTC Pink: CBDW) has announced that it has established a pricing model and full presentation of deliverables for ChatCBDW in preparation for upcoming marketing campaigns.

Establishing a pricing model for ChatCBDW, an AI-driven chatbot tailored for analytics and IP tracking, involves balancing the value offered with market expectations. The chatbot, capable of handling up to 500 product recommendations, serves as a crucial tool for businesses in enhancing online customer engagement. The proposed model starts with a two-month free trial, followed by a $299 monthly fee, allowing customers to experience ChatCBDW's full capabilities without an initial financial commitment. This trial period is pivotal for demonstrating the chatbot's integration, ease of use, and its benefits in customer interaction and analytics-driven insights which can benefit merchants in such areas as inventory management and remarketing along with significantly increasing conversion rates.

Post-trial, the subscription fee of $299 monthly reflects the extensive features ChatCBDW offers. This price, considered in light of the ROI potential for businesses, makes it competitive. The 14-month licensing term, inclusive of the free trial, ensures ample time for businesses to assess long-term benefits, fostering renewal likelihood. Key to this model is ensuring ongoing support and updates, essential for maintaining customer satisfaction and justifying the ongoing cost.

“Establishing pricing is a major step toward generating substantial revenues with ChatCBDW. We’re confident that the benefits to merchants starting with the initial ROI makes our pricing model competitive. We’re looking forward to going to market in the days to come,” stated Greg Lambrecht, CEO and Chairman of 1606 Corp.

About ChatCBDW

ChatCBDW, conceived on Microsoft Azure by AI mavericks AR XTLabs, integrates seamlessly with OpenAI's ChatGPT, delivering an AI bot that converses naturally and provides personalized product suggestions. This proprietary tool, further refined by a patent-pending process, is not merely a chat solution but a sophisticated sales and educational platform that operates tirelessly to analyze customer trends and behaviors for better inventory management.

About 1606 Corp.

No longer just a CBD company, 1606 Corp. has redefined itself as a technology innovator focused on resolving the foremost customer service challenges online in the CBD space and beyond. With a clear mission to revolutionize the industry, 1606 stands at the crossroads of advanced technology and visionary enterprise, equipping businesses with the tools needed to thrive in the digital marketplace.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI’s global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

Source: 1606 Corp